Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

Dated as of November 20, 2018

This Assignment and Assumption Agreement (the “Assignment”), dated as of the date first set forth above (the “Effective Date”), is entered into by and between Harvest FINCO, Inc., a Delaware corporation previously named Harvest Enterprises, Inc. (“Buyer”), Harvest Health & Recreation Inc., a corporation organized under the laws of British Columbia (“Harvest”), San Felasco Nurseries, Inc., a Florida corporation (“Acquired Company”), each of the shareholders of the Acquired Company who executes a joinder to this Agreement (each, a “Seller” and collectively, the “Sellers”) and Marc Meisel, solely in his capacity as Sellers’ Representative (“Sellers’ Representative”). Each of Buyer, Harvest, Acquired Company, the Sellers and Sellers’ Representative may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Buyer, Acquired Company, the Sellers and the Sellers’ Representative are parties to the Amended and Restated Share Exchange Agreement entered into among Buyer, Acquired Company and the Sellers’ Representative dated October 25, 2018 (the “Agreement”).

WHEREAS, Buyer desires to assign to Harvest all of Buyer’s rights and obligations pursuant to the Agreement, and Harvest desires to assume all of Buyer’s rights and obligations pursuant to the Agreement as set forth herein;

WHEREAS, Buyer desires to assign to Harvest all of Buyer’s rights and obligations pursuant to the Bridge Loan, the Additional Bridge Loan and the Second Additional Bridge Loan (collectively, the “Loans”);

WHEREAS, following the assignment, Harvest and Acquired Company desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the provisions set forth herein, and such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.	Defined Terms. All initial capitalized terms used in this Assignment shall have the same meaning as set forth in the Agreement unless otherwise provided.

2.	Assignment and Assumption of Agreement. Subject to the terms and conditions herein, Buyer does hereby sell, assign, transfer and convey to Harvest all of the right, title and interest of Buyer in, to the Agreement, together with any other rights, privileges and benefits belonging to or held by Buyer thereunder, and Harvest hereby agrees to assume the Agreement and to pay, perform, and cause to be paid or performed, and otherwise to discharge or cause to be discharged, all debts, duties and other obligations of Buyer thereunder (collectively, the “Agreement Assignment”).

3.	Assignment and Assumption of the Loans. Subject to the terms and conditions herein, Buyer does hereby sell, assign, transfer and convey to Harvest all of the right, title and interest of Buyer in, to the Loans, together with any other rights, privileges and benefits belonging to or held by Buyer thereunder (collectively, the “Loan Assignment”). The Agreement Assignment and the Loan Assignment are collectively referred to hereinafter as the “Assignment”).

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4.	Consent to Assignment. By their signatures below, each of the Acquired Company, the Sellers and the Sellers’ Representative consents to the Assignment as set forth above and agrees that Harvest shall take the place of Buyer for all purposes of the Agreement and the Loans. Each of the Acquired Company and the Sellers’ Representative represents and warrants that it has not assigned the Purchase Agreement and that it continues to hold all right and title of the Acquired Company and Sellers therein.

5.	At the Effective Date, the Agreement shall be amended hereby as follows:

(a)	Certain Definitions:

	i.	The term “Buyer Common Stock” shall mean the Buyer’s “Multiple Voting Shares”.

(b)	The second, third and fourth recitals are hereby amended and replaced with the following:

WHEREAS, the Buyer agrees to acquire from the Sellers all of the shares of common stock of Acquired Company held by the Sellers, in exchange for cash and the issuance by the Buyer or an Affiliate of the Buyer to Sellers of Buyer Common Stock, such that following the closing of the Transaction (as defined below) Buyer shall own 100% of the issued and outstanding common stock of Acquired Company (the “SFN Roll-Up” or “Transaction”);

WHEREAS, an affiliate of the Buyer completed the acquisition of all or a portion of the entities that are affiliates of the Buyer set forth in Exhibit 1 attached hereto on November 14, 2018 (the “Affiliate Transaction Entities”) (the “Affiliated Entities Roll-Up”) (the SFN Roll-Up and the Affiliated Entities Roll-Up is collectively referred to as the “Roll-Up Transactions”);

WHEREAS, the Roll-Up Transactions are, taken as a whole, intended to collectively effectuate a U.S. income-tax-neutral Internal Revenue Code Section 351 property for stock exchange;

(c)	Section 2.01(c)(iii) shall be amended by deleting that sections and replacing it in its entirety with the following:

2.01(c)(iii) The aggregate balance of the Purchase Price after deducting the Cash Consideration shall be increased by 12%) and shall be payable to and allocated among the Sellers in the amounts set forth on Exhibit A hereto in shares of the Buyer’s Multiple Voting Shares (the “Buyer Common Stock” or “Stock Consideration”). The number of shares of Stock Consideration to be issued (the “Exchange Shares”) shall be determined by dividing the amount of the Stock Consideration by $390 (the “Exchange Price”); and

(d)	Sections 2.05(a) and (b) shall be amended by deleting those sections and replacing them in their entirety with the following:

2.05(a) The Cash Consideration to the Sellers allocated pursuant to the elections delivered to the Buyer by Sellers’ Representative at or prior to Closing;

2.05(b) The Exchange Shares to the Sellers allocated pursuant to the elections delivered to the Buyer by Sellers’ Representative 10 Business Days after ~~prior to~~ Closing;

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(e)	Sections 4.01, 4.02, 4.03 and 4.05, 4.06, 4.13, 4.14, 4.16, 4.17, shall be amended by deleting those sections and replacing them in their entirety with the following:

4.01 Organization, Existence and Good Standing, Power and Authority. Buyer is a corporation duly formed, existing and in good standing, under the laws of British Columbia. Buyer has full power and authority to enter into and perform this Agreement and other Transaction Documents and to perform the Transaction. The execution, delivery and performance of the Transaction Documents by Buyer and the consummation by Buyer of the Transaction have been duly and validly approved by Buyer. No other corporate proceedings are necessary on the part of Buyer or any of its shareholders to authorize the execution, delivery and performance of the Transaction Documents by Buyer and the consummation by Buyer of the Transaction.

4.02 Enforceability. This Agreement and the other Transaction Documents to be executed by Buyer have been duly executed and delivered by Buyer and constitute legal, valid and binding agreements of Buyer or its subsidiaries as the case may be, enforceable against Buyer or its subsidiaries as the case may be, in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.03 Attributes of Multiple Voting Shares. The Multiple Voting Shares have the attributes set out in the Listing Statement of the Buyer dated November 14, 2018.

(f)	Section 6.05(b) shall be amended by deleting Section 6.05(b) and replacing it in its entirety with the following:

Buyer shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Company after the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be consistent with the treatment of the Roll-Up Transactions as a contribution and exchange under Internal Revenue Code Section 351 provided that Buyer, relying in good faith on a person as to matters the Buyer reasonably believes is within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Buyer, determines such tax treatment is permissible under applicable Internal Revenue Code rules and regulations.

(g)	Section 6.07 shall be amended by deleting Section 6.07 and replacing it in its entirety with the following:

6.07 Non-Reliance on Tax Consequences. Despite the stated intention of the Buyer and the Sellers set forth in the recitals to this Agreement, the Buyer cannot assure the Sellers that the Internal Revenue Service will not challenge the Parties intent to treat the SFN Roll-Up as part of the Affiliate Entities Roll-Up and that the Roll-Up Transactions will be treated as a U.S. income-tax-neutral Internal Revenue Code Section 351 property for stock exchange or that such challenge, if made, would not be successful. The Sellers have consulted their own tax advisors with respect to the potential tax consequences of the receipt of the Buyer Common Stock in connection with the SFN Roll-Up. Further, the Sellers acknowledge that none of Buyer or its subsidiaries or affiliates or any of their successors, beneficiaries, and assigns and their past and present directors, managers, shareholders, members, partners, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to the Sellers regarding the tax consequences to the Sellers of the receipt or ownership of the Buyer Common Stock, including the tax consequences under any tax laws and the possible effects of changes in such tax laws.

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(h)	Section 6.08 shall be amended by deleting Section 6.08 and replacing it in its entirety with the following:

6.08 Lock-Up.

(a) Each Seller agrees that commencing on the Closing Date and continuing until the day that is 180 days after the Closing Date, the Seller will not, without the prior written consent of Buyer, directly or indirectly: (1) offer, sell, transfer, pledge, contract to sell, grant any option to purchase, make any short sale, hypothecate, pledge, transfer or otherwise dispose of or monetize the economic value of any Multiple Voting Shares received by such Seller (the “Locked-Up Securities”) pursuant to the terms hereof; or (2) announce any intention to do any of the foregoing, provided that the Parties acknowledge and agree that a Seller may make a distribution of the Locked-Up Securities to its members or shareholders pursuant to Section 6.08(b).

(b) Notwithstanding the foregoing, the Parties acknowledge and agree that Sellers which are entities may distribute the Locked-Up Securities to certain of their members or shareholders following the Closing. In the event that any Seller does so distribute such Locked-Up Securities, such Seller, as a condition thereof, shall cause such recipient of the Locked-Up Securities to agree to be bound by the provisions of this Section 6.08 in a form acceptable to Buyer, acting reasonably, and shall deliver it to Buyer for its acceptance prior to such distribution occurring. Upon Buyer’s confirmation of receipt and acceptance of such agreement, the applicable Seller may complete the distribution as contemplated herein.

(c) The restrictions set forth in Section 6.08(a) and Section 6.08(b) shall not apply: (i) if Buyer receives an offer, made to all securityholders of Buyer, which has not been withdrawn, to enter into a transaction or arrangement, or proposed transaction or arrangement, pursuant to which, if entered into or completed substantially in accordance with its terms, a party could, directly or indirectly acquire an interest (including an economic interest) in, or become the holder of, 100% of the total number of Buyer Shares, whether by way of takeover offer, scheme of arrangement, shareholder approved acquisition, capital reduction, share buyback, securities issue, reverse takeover, dual-listed company structure or other synthetic merger, transaction or arrangement; (ii) in respect of transfers of Locked-Up Securities to affiliates of the Seller, any spouse, parent, child, or grandchild of the undersigned, any company, trust or other entity owned by or maintained for the benefit of the Seller, but solely to the extent that such transferee agrees to be bound by the terms of this Section 6.08; (iii) in respect of transfers of Locked-Up Securities to a charitable organization pursuant to a bona fide gift; (iv) if the undersigned is an individual, in connection with estate planning of the undersigned; or (v) in respect of pledges of the Locked-Up Securities to a bank or other financial institution for the purpose of giving collateral for a debt made in good faith, but solely to the extent that such bank or financial institution agrees in writing to be bound by the terms of this Section 6.08 for the duration of the period set out in Section 6.08(a) or Section 6.08(b), as applicable.

6.	Except as amended hereby, the provisions of the Agreement shall remain in full force and effect.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the date first set forth above:

Harvest FINCO, Inc.

By:	/s/ Sean Berberian
Name:	Sean Berberian
Title:	General Counsel and Secretary

Harvest Health & Recreation, Inc.

By:	/s/ Sean Berberian
Name:	Sean Berberian
Title:	General Counsel and Secretary

Acquired Company:

San Felasco Nurseries, Inc.

By:	/s/ Marc Meisel
Name:	Marc Meisel
Title:	Chief Executive Officer

Sellers’ Representative:

/s/ Marc Meisel
Marc Meisel, solely in his capacity as Sellers’ Representative

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JOINDER TO ASSUMPTION AND ASSIGNMENT AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Assignment and Assumption Agreement to be duly executed as of the date set forth above.

SHAREHOLDER:

Individual:	(Signature)

Name:

Entity:	(Print Entity Name)

By:
Name:
Title:

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EXHIBIT A

Affiliate Transaction Entities

Roll-Up Entity	Jurisdiction of Organization
Harvest Dispensaries, Cultivations & Production Facilities, LLC	Arizona
Dream Steam, LLC	Arizona
Harvest Arkansas Holding, LLC	Arkansas
Natural State Capital, LLC	Arkansas
Natural State Wellness Investments, LLC	Arkansas
Harvest of California, LLC	California
Harvest of Hesperia, LLC	California
Harvest of Lake Elsinore, LLC	California
Harvest of Merced, LLC	California
Harvest of Moreno Valley, LLC	California
Holdings of Harvest CA, LLC	California
Harvest of San Bernardino, LLC	California
Harvest of Santa Monica, LLC	California
Harvest of Napa, Inc.	California
Harvest DCP of Florida, LLC	Florida
Harvest DCP of Maryland, LLC	Maryland
Harvest Mass Holding I, LLC	Massachusetts
Harvest Michigan Holding I, LLC	Michigan
Harvest Delta of Michigan, LLC	Michigan
BRLS NV Properties V, LLC	Nevada
Harvest of Nevada, LLC	Nevada
Harvest DCP of Ohio, LLC	Ohio
Harvest of Ohio Management, LLC	Ohio
Harvest Grows Management, LLC	Ohio
Harvest Grows Properties, LLC	Ohio
BRLS OH Properties III, LLC	Ohio
Harvest DCP of Pennsylvania, LLC	Pennsylvania
SMPB Management, LLC	Pennsylvania
Harvest of PA Management, LLC	Pennsylvania

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